Exhibit 10.45

Friday, 19 March 2010

Confidential

To:	Ewout Steenbergen

From:	Rob Leary

Date:	19 March, 2010

Subject: Retention Arrangement

Dear Ewout,

As announced on 26 October 2009, ING has decided to move toward a full separation of its banking and insurance operations, with a full divestiment of the insurance and investment management business over time. A number of options are currently being considered, including initial public offerings (IPOs), divestments or a combination thereof.

During this time of uncertainty, ING recognises the importance of reassuring people who are critical to the business and the transition ahead. We want to ensure that key individuals such as you remain focused and motivated to achieve ING’s key business objectives. Your active engagement in building a strong insurance business during the transition, either by your accomplishment of your set business objectives or through your active involvement in the due diligence process as part of the divestiture of the ING’s insurance business (Project Mistral), is critical.

To demonstrate ING’s appreciation for your contributions and alleviate some of the current uncertainty, you are being provided a retention award subject to the terms and conditions set out below and in the enclosed Q&A.

Under the retention arrangement, which will be provided over the next 20 months, you will receive €150,000.00 subject to the conditions set forth in this letter and the attached Q & A. This amount will be paid to you on the specified dates in two instalments according to the following schedule:

30 September 2010: 40% of gross amount mentioned above

30 September 2011: 60% of gross amount mentioned above

You will receive these payments under the conditions that are actively employed by ING on the payment dates mentioned above, and that your most recent annual performance rating prior to a payment date is not less than 4.

For purpose of this letter agreement, being actively employed by ING means that you will not have tendered your resignation or been terminated for cause prior to the payment date.

The payments will appear on your regular pay check for the month September 2010 or September 2011 and will be excluded from earnings eligible for all other compensation and benefits purposes including, but not limited to any annual bonus plans, pension, vacation allowances, etc.

You will be obliged to pay personal income tax on all payments made under the retention arrangement.

Additionally, should you decide to leave ING on a voluntary basis, ING will have no further obligations to you under the retention arrangement. In case your employment is terminated on an involuntary basis, the retention award will be paid according to the terms and conditions explained in the enclosed Q&A.

Because of the limited number of people receiving this retention award, we ask that you keep this recognition confidential, except, however, as you may wish to share with immediate family members or as may be required by law or for your personal financial, estate and tax planning purposes.

Your signature below indicates that you agree to the provisions described above and in the enclosed Q&A.

ING values your expertise and experience, and we hope we can continue to count on your commitment during this challenging—but no doubt highly interesting—period of transition.

/s/ Ewout Steenbergen
Ewout Steenbergen

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